                                                                      Exhibit 11

                           COMVERSE TECHNOLOGY, INC.

                Statement of Computation of Earnings Per Share
                                  (Unaudited)
                     (In thousands, except per share data)


                                                   Three months ended
                                                         March 31,
                                                  1994/(1)/        1995

Primary earnings per share:

   Net income                                  $ 2,457          $ 3,517
                                               =======          =======

Weighted average number of outstanding
   common shares                                19,822           19,917
Additional shares assuming exercise of
   stock options                                 1,000            1,143
                                               -------          -------
Weighted average number of outstanding common
   and common equivalent shares                 20,822           21,060
                                               =======          =======

Primary earnings per share                     $  0.12          $  0.17
                                               -------          -------

Fully diluted earnings per share:

   Net income                                                   $ 3,517

   Interest expense on 5-1/4% Convertible Subordinated
      Debentures, net of tax                                        496
                                                                -------
   Fully diluted earnings                                       $ 4,013
                                                                =======


Weighted average number of outstanding common shares             19,917
Additional shares assuming exercise of stock options              1,249
Additional shares assuming conversion of
   5-1/4% Convertible Subordinated Debentures                     3,097
                                                                -------
Weighted average number of outstanding common shares
   assuming full dilution                                        24,263
                                                                =======

Fully diluted earnings per share                                $  0.17
                                                                =======

(1) Fully diluted earnings per share for the three month period ended March 31, 1994 were antidilutive and are omitted.